L18.1
(PERFORMANCE BASED)
RESTRICTED STOCK UNIT AGREEMENT
Under the W. R. Berkley Corporation 2018 Stock Incentive Plan

THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), dated as of _________, by and between W. R. BERKLEY CORPORATION, a Delaware corporation (the “Company”), and grantee as set forth on Exhibit A hereto (the “Grantee”). Important jurisdiction-specific modifications to this Agreement are contained in Exhibit B hereto and are binding and incorporated herein as set forth in Exhibit B.
W I T N E S S E T H:
WHEREAS, the Grantee is an employee of the Company or one of its Affiliates, and the Company wishes to grant the Grantee a notional interest in shares of the Company’s common stock, par value $0.20 per share (the “Stock”), in the form of restricted stock units, as more particularly set forth herein; and
WHEREAS, the Company grants these restricted stock units in exchange for Grantee’s performance of the “Obligations” (as defined in Section 3 below) set forth in this Agreement, to give Grantee a proprietary interest in the Company’s success, aligning Grantee’s interest with those of the other Company stockholders; and
WHEREAS, the Restricted Stock Units (as defined below) granted to Grantee hereunder vest based on the Company’s performance during the applicable Performance Period (as defined below), however the delivery of the Stock after vesting is generally deferred until one hundred and eighty (180) days following Grantee’s “separation from service” (as such term is used in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)); and
WHEREAS, Grantee’s employment with the Company or one of its Affiliates is not conditioned on Grantee accepting this grant; rather, this grant is a separate supplemental benefit made available to Grantee in exchange for Grantee’s compliance with the terms and conditions set forth herein; and
WHEREAS, the Company and Grantee recognize and acknowledge that if Grantee breaches the Obligations or engages in “Misconduct” (as defined in Section 3 below), Grantee’s interests will no longer be aligned with the Company’s interests and therefore Grantee will no longer be entitled to retain the benefits of the grants made herein; and
WHEREAS, the Company and Grantee recognize and acknowledge that this Agreement is not a covenant not to compete and that Grantee is free to pursue any employment opportunities he/she may desire.
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NOW, THEREFORE, in consideration of the agreements herein contained, the parties hereto hereby agree as follows:
SECTION 1.    Grant of Restricted Stock Units. As of the date hereof, subject to the terms and conditions of this Agreement and the W. R. Berkley Corporation 2018 Stock Incentive Plan (as may be amended from time to time, the “Plan”), the Company hereby grants to the Grantee the targeted number of restricted stock units set forth on Exhibit A hereto (the restricted stock units granted or realized hereunder are hereafter referred to as the “Restricted Stock Units”). A portion of the Restricted Stock Units shall be designated as Tranche 1 Restricted Stock Units, Tranche 2 Restricted Stock Units and Tranche 3 Restricted Stock Units, as set forth on Exhibit A. The number of Restricted Stock Units granted represents the number of Restricted Stock Units that would be realized if the Company were to achieve the target level of ROE Relative Performance for each of the Performance Periods. The number of Restricted Stock Units realized respectively, if any, is subject to increase or decrease based on the Company’s actual ROE Relative Performance and may range from 0% to 110% of the Restricted Stock Units. Each Restricted Stock Unit shall represent the right to receive one share of Stock subject to the terms and conditions set forth herein. Grantee recognizes and acknowledges that the Restricted Stock Units do not constitute wages or otherwise comprise any part of the pay or benefits as compensation for Grantee’s work; rather, the grant is a separate supplemental discretionary benefit being made available to Grantee in exchange for Grantee’s compliance with the terms and conditions set forth herein. This grant shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company. Capitalized terms not defined in Section 23 of this Agreement shall have the meaning ascribed to them in the Plan.
SECTION 2.    Non-Transferability. Except as specifically consented to by the Committee, the Grantee may not sell, transfer, pledge, or otherwise encumber or dispose of the Restricted Stock Units other than by will, the laws of descent and distribution, or as otherwise provided for in the Plan.
SECTION 3.    Vesting; Forfeiture; Recapture; Other Remedies.
(a)    Following the completion of each Performance Period, the Committee shall determine for such Performance Period, the Average Return on Equity, the ROE Relative Performance, the ROE Relative Performance Vesting Percentage and, respectively, the portion of the Tranche 1 Restricted Stock Units, Tranche 2 Restricted Stock Units and Tranche 3 Restricted Stock Units, as applicable, that have become realized (determined by multiplying the number of Restricted Stock Units subject to the applicable tranche by the ROE Relative Performance Vesting Percentage). Immediately following the Committee’s determination of the number of realized Tranche 1 Restricted Stock Units, Tranche 2 Restricted Stock Units and Tranche 3 Restricted Stock Units for a respective Performance Period, the realized Restricted Stock Units shall vest as of the last day of the applicable Performance Period (subject to forfeiture and recapture, as set forth in this Section 3), provided the Grantee has remained continuously employed by the Company or its Affiliates from the date hereof through the completion of the applicable Performance Period. Restricted Stock Units granted herein which have not become vested Restricted Stock Units following the completion of the applicable Performance Period or otherwise vested shall be immediately forfeited without payment of any consideration and the Grantee shall have no further rights with respect to such Restricted Stock Units.
(b)    In the event that Grantee experiences a Termination for any reason, all unvested Restricted Stock Units (except for those that vest immediately upon Termination or as otherwise determined by the Committee in its sole and absolute discretion, in each case as provided in Sections 3(c) and 3(h)) shall be forfeited, and the Grantee shall have no further rights with respect to such Restricted Stock Units. For purposes of this Agreement, Grantee will be considered to have experienced a Termination as of the date Grantee is no longer employed by or providing services to the Company or one of its Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of applicable employment laws or the terms of Grantee’s employment agreement, if any). Unless otherwise expressly provided in this Agreement or determined by the Committee, (i) Grantee’s right to continue to vest in the Restricted Stock Units granted hereunder will terminate as of the date of Termination and will not be extended by any notice period arising under local law or contract, and (ii) Grantee’s period of service will not include any contractual notice period (except for such period of time Grantee is actively providing substantial services during any notice period as required by the Company or one of its Affiliates) or any period of “garden leave” or similar period arising under applicable employment laws or the terms of Grantee’s employment agreement, if any.
(c)    In the event the Grantee’s employment with the Company or its Affiliates is terminated on account of death or Disability prior to the completion of the applicable Performance Period, the number of realized Restricted Stock Units for any incomplete Performance Period (including, for the avoidance of doubt, any Performance Period that has yet to commence as of the date of such termination) shall be immediately determined assuming the Company achieved the target level of ROE Relative Performance for such Performance Period and the number of realized Tranche 1 Restricted Stock Units, realized Tranche 2 Restricted Stock Units and realized Tranche 3 Restricted Stock Units that become vested shall be determined by multiplying the number of realized Restricted Stock Units by a fraction, the numerator of which is the number of days the Grantee served as an employee from the date of this Agreement to the date of such termination and the denominator of which is the number of calendar days from the date hereof through the applicable Performance Period, i.e., 1,095 or 1,096 (as applicable) with respect to the Tranche 1 Restricted Stock Units, 1,461 with respect to the Tranche 2 Restricted Stock Units and 1,826 or 1,827 (as applicable) with respect to the Tranche 3 Restricted Stock Units. For purposes of this Agreement, the Grantee’s employment will be deemed to have terminated on account of a “Disability” if such termination was on account of the total and permanent disability of the Grantee, as determined by the Company in its sole discretion.
(d)    The Restricted Stock Units granted hereunder shall be subject to the following forfeiture and recapture provisions as provided below:
A.    In the event that the Committee determines in its sole and absolute discretion that Grantee during the Relevant Period breached one or more of the Obligations (or agreed to enter into, or had entered into, an agreement (written, oral or otherwise) to breach one or more of the

Obligations) or engaged in Misconduct, then (1) all of the unvested Restricted Stock Units granted hereunder, all shares of Stock not yet delivered to Grantee with respect vested Restricted Stock Units granted hereunder, and all rights to future payments of Dividend Equivalents (as defined below), in each case shall be immediately forfeited, and the Grantee shall have no further rights with respect thereto, and (2) Grantee shall forfeit, and upon demand by the Company repay to the Company (or, if not repaid to the Company, the Company shall recapture from Grantee), an amount equal to (x) (i) the value, as of each Settlement Date (as defined below), of the shares of Stock Grantee received on the Settlement Date for vested Restricted Stock Units (including any shares withheld pursuant to Section 12), (ii) all amounts paid to Grantee on or at any time prior to the Settlement Date in respect of Dividend Equivalents, and (iii) the value of all dividends, if any, paid to the Grantee in respect of such shares of Stock; or (y) such lesser amount as determined by the Committee in its sole and absolute discretion as provided in Sections 3(e) and (f). The Grantee may satisfy some or all of the repayment obligation to the Company of the portion due under (x)(i) and (y) above by returning the shares of Stock received by Grantee on the Settlement Date (including any shares withheld pursuant to Section 12), provided that any amounts due under (x)(ii) and (iii) above must be repaid to the Company in cash.
B.    Grantee acknowledges it would be contrary to the interests of the Company for Grantee to retain the amounts required to be forfeited, repaid to or recaptured by the Company pursuant to this Section 3(d), if Grantee has (x) chosen to breach or agreed to breach one or more of the Obligations or (y) engaged in Misconduct, Grantee acknowledges that breaching one or more of the Obligations or engaging in Misconduct would be contrary to the interests of the Company, would be contrary to the compliance with the terms and conditions set forth herein that the Company required in exchange for the Company granting the Restricted Stock Units, and would result in corporate waste if the Grantee did not forfeit and repay (and the Company did not seek recapture of) the benefits conferred hereunder. Any amounts forfeited, repaid or recaptured hereunder will not and are not intended to constitute actual or liquidated damages; rather, they are a forfeiture, repayment or recapture of the financial benefit provided by the Company in exchange for Grantee’s promise to comply with the terms and conditions set forth herein. In the absence of Grantee’s promise to comply with the terms and conditions set forth herein, the Company would not have granted the Restricted Stock Units. Any action or inaction by the Company with respect to enforcing the forfeiture, repayment or recapture provisions set forth herein shall not reduce, eliminate or in any way affect the Company’s right to enforce the forfeiture, repayment or recapture provisions in any other agreement with Grantee or with other grantees.
C.    The term “Relevant Period” as used herein shall mean the period beginning on the date of Grantee’s commencement of employment with the Company or one of its Affiliates and ending one year following Grantee’s Termination for any reason.
D.    This Agreement is in addition to and shall not supersede or preclude the Company from enforcing the terms of any separate agreement to which Grantee is bound containing covenants and/or obligations on post-employment activities or its other rights under applicable law.
(e)    For purposes of this Agreement, the Grantee has breached Grantee’s “Obligations” if, either directly or indirectly, and whether as an employee, consultant, independent contractor, partner, joint venturer or otherwise, during the Relevant Period the Grantee:
(i) who is employed by, or was previously employed by, the Company, engages in or directs any business activities which are competitive with any business activities conducted, managed or supported by the Company, in or directed into any geographical area (x) where Grantee had responsibilities on behalf of the Company or about which Grantee received, learned or had regular access to Confidential Information (defined below) and (y) in which the Company conducts, manages or supports business activities during all or part of the Relevant Period,
(ii) who is employed by, or was previously employed by, an Affiliate(s) of the Company, engages in or directs any business activities which are competitive with any business activities conducted, managed or supported by such Affiliate(s), in or directed into any geographical area (x) where Grantee had responsibilities on behalf of such Affiliate(s) or about which Grantee received, learned or had regular access to Confidential Information and (y) in which the Affiliate(s) conducts, manages or supports business activities during all or part of the Relevant Period,
(iii) on behalf of any person or entity engaged in business activities competitive with the business activities of the Company or its Affiliates, solicits or induces, or in any manner attempts to solicit or induce, any person to terminate such person’s employment with the Company or its Affiliates (provided that Grantee worked with or supervised such person or Grantee learned Confidential Information about such person),
(iv) diverts, or in any manner attempts or assists others to divert, any Covered Business Partner (defined below) from doing business with the Company or its

Affiliates or attempts to induce any Covered Business Partner to cease being a Client of the Company or its Affiliates,
(v) solicits, or in any manner attempts or assists others to solicit, a Covered Business Partner to do business with a competitor or prospective competitor of the Company or its Affiliates, or
(vi) discloses, misappropriates, makes use of, or attempts or assists others to make use of or misappropriate, the Company’s or its Affiliates’ property or Confidential Information, other than in the course of the performance of services to and for the benefit of the Company or its Affiliates or at the direction of the Company or its Affiliates.
Grantee acknowledges and agrees that the Obligations are narrowly tailored in duration, scope and geography, and are reasonable to protect the Company’s business interests, including trade secrets, Confidential Information and relationships. The determination as to whether the Grantee has breached one or more of the Obligations, and if so whether and to what extent to demand repayment or recapture, shall be made by the Committee in its sole and absolute discretion. The Committee has sole and absolute discretion to interpret and apply this Agreement, and to determine whether, notwithstanding its determination that Grantee has breached one or more of the Obligations, forfeiture, repayment or recapture as provided herein shall not occur in whole or in part. The Committee’s exercise or non-exercise of its discretion with respect to any particular event or occurrence by or with respect to the Grantee or any other recipient of restricted stock units shall not in any way reduce or eliminate the authority of the Committee to (i) determine that any event or occurrence by or with respect to the Grantee constitutes breaching an Obligation or (ii) determine the related date of Grantee’s breach of the Obligation.
(f)    For purposes of this Agreement, the Grantee has engaged in “Misconduct” if the Grantee, during the Relevant Period, has engaged in an act which would, in the sole and absolute discretion of the Committee, constitute fraud that could be punishable as a crime or embezzlement against the Company or its Affiliates. The determination as to whether the Grantee has engaged in Misconduct, and if so whether and to what extent to demand repayment or recapture, shall be made by the Committee in its sole and absolute discretion. The Committee has sole and absolute discretion to interpret and apply this Agreement, and to determine whether, notwithstanding its determination that Grantee has engaged in Misconduct, forfeiture, repayment or recapture as provided herein shall not occur in whole or in part. The Committee’s exercise or non-exercise of such discretion with respect to any particular event or occurrence by or with respect to the Grantee or any other recipient of restricted stock units shall not in any way reduce or eliminate the authority of the Committee to (i) determine that any event or occurrence by or with respect to the Grantee constitutes an act of Misconduct or (ii) determine the related Misconduct date.
(g)    The Grantee hereby agrees to notify the Company in writing at its principal executive office via certified mail or overnight courier (to the attention of the Senior Vice President – Human Resources of W. R. Berkley Corporation) and contemporaneously with a copy (which copy shall not itself constitute notice) via email to legalnotices@wrberkley.com within ten (10) days of commencing any employment or other service provider relationship with any company or business during the Relevant Period, specifying in reasonable detail (i) the name of such company or business and the nature of such company or business, including the lines of business in which such company or business is engaged or plans to engage during the Relevant Period, and (ii) the Grantee’s position or title and the specific types of services to be provided or planned to be provided by the Grantee in such position or title during the Relevant Period. Should the Grantee’s planned services, position, or employer change during the Relevant Period, the Grantee shall provide additional notice to the Company in the same fashion within ten (10) days of the change. The Grantee hereby acknowledges that this notice requirement is reasonable and necessary for the Committee to evaluate the Grantee’s compliance with the provisions of Section 3 hereof. Furthermore, if the Grantee fails to so notify the Company, the Grantee may be required (at the Committee’s sole and absolute discretion) to repay to the Company (or, if not repaid to the Company, then recaptured from the Grantee) the amounts described in Section 3(d) hereof as if the Grantee had breached an Obligation during the Relevant Period.
(h)    In the event of a Change in Control, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges, in the event that the Grantee’s employment with the Company or its Affiliates is terminated (i) by the Company or its Affiliates without Cause or (ii) by the Grantee for Good Reason, in each case during the eighteen (18) month period following such Change in Control, the number of realized Restricted Stock Units for any incomplete Performance Period (including, for the avoidance of doubt, any Performance Period that has yet to commence as of the date of such termination) shall be immediately determined assuming the Company achieved the target level of ROE Relative Performance for such Performance Period and the number of realized Tranche 1 Restricted Stock Units, realized Tranche 2 Restricted Stock Units and realized Tranche 3 Restricted Stock Units shall immediately become vested Restricted Stock Units. All vested Restricted Stock Units pursuant to this Section 3(h) shall be settled in accordance with Section 4.
SECTION 4.    Delivery and Possession of Share Certificates or Documentation Evidencing Indicia of Ownership.
One hundred and eighty (180) days following the Grantee’s “separation from service” (for purposes of Section 409A of the Code) for any reason, including death or Disability (the “Settlement Date”), provided the Grantee has neither breached, nor entered into an agreement (written, oral or otherwise) to cause Grantee to breach, an Obligation nor engaged in Misconduct, the Company shall deliver to the Grantee (or the Grantee’s estate in the event of death) a certificate or certificates or electronic indicia of ownership of the number of shares of Stock equal to the number of vested Restricted Stock Units (less any shares withheld pursuant to Section 12 below) as of the date of such separation from service; provided, however, that if the Grantee is a “specified employee” pursuant to Section 409A(a)(2)(B)(i) of the Code, distribution of shares of Stock shall be delayed for such period of time as may be necessary to satisfy Section 409A(a)(2)(B)(i) of the Code (generally six months), and on the earliest date on which such distribution can be made following such delay without violating the requirements of Section

409A(a)(2)(B)(i) of the Code, the Company shall deliver to the Grantee a certificate or certificates or electronic indicia of ownership of the number of shares of Stock equal to the number of such vested Restricted Stock Units. A delay shall not be required to the extent the Grantee terminates employment on account of death or Disability, provided that in the event of a Disability the Grantee is “disabled” within the meaning of Section 409A(a)(2)(C) of the Code, in which case the Restricted Stock Units shall be settled ninety (90) days following the occurrence of such death or Disability. Notwithstanding the foregoing, in the event of a Change in Control, which also constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code, the Company shall immediately deliver to the Grantee a certificate or certificates or electronic indicia of ownership of the number of then vested Restricted Stock Units.
SECTION 5.    Dividends and Dividend Equivalents. No dividends or dividend equivalents shall accrue or be paid with respect to any outstanding unvested Restricted Stock Units. On the second Tuesday of each January, April, July and October (each, a “Dividend Equivalent Payment Date”) occurring during the period commencing on the Vesting Date and ending on the Settlement Date, the Grantee shall be paid an amount in cash, with respect to each vested Restricted Stock Unit then outstanding and held by such Grantee, equal to the aggregate cash dividends paid by the Company in respect of one share of Stock (the “Dividend Equivalent”) following the immediately prior Dividend Equivalent Payment Date, or with respect to the first Dividend Equivalent Payment Date only, on or following the Vesting Date; provided, however, that with respect to the first Dividend Equivalent Payment Date, no Dividend Equivalents shall be paid to the Grantee in respect of any cash dividends declared or paid by the Company prior to such Vesting Date. To the extent a cash dividend is paid by the Company on or prior to the Settlement Date but the Dividend Equivalent Payment Date relating thereto would not occur prior to the Settlement Date, the Dividend Equivalents relating thereto shall be paid to the Grantee on the Settlement Date. The Grantee’s right to future payments of Dividend Equivalents shall be subject to forfeiture, repayment and recapture to the same extent that the corresponding Restricted Stock Units are subject to forfeiture, repayment and recapture pursuant to Section 3.
SECTION 6.    Rights of Stockholder. Neither the Grantee nor any transferee will have any rights or privileges as a stockholder with respect to any shares of Stock that are represented by the Restricted Stock Units covered by this Agreement until such shares have been delivered pursuant to Section 4 above.
SECTION 7.    Grantee Representations. Grantee agrees that he or she has entered into this Agreement voluntarily and that the Grantee has not been induced to participate in the distribution of Restricted Stock Units by the Company by expectation of appointment, employment, continued appointment or continued employment or other service relationship of the Grantee with the Company or one of its Affiliates. The Grantee further agrees that the Company has not made any representations or warranties with respect to the Restricted Stock Units, the Company or its Affiliates, the business of the Company or its Affiliates or its or their respective prospects, and that no securities commission, agency, governmental authority, regulatory body, stock exchange or similar regulatory authority has reviewed or passed on the merits of the Restricted

Stock Units and that the Grantee’s ability to transfer the Restricted Stock Units will be limited by the Plan, this Agreement and applicable securities laws.
SECTION 8.    Compliance with Law. Notwithstanding any other provisions in this Agreement, the Grantee hereby agrees that the Company will not be obligated to issue, transfer or deliver shares of Stock to Grantee hereunder, if the issuance, transfer or delivery of such shares would constitute a violation by the Grantee or the Company of any provision of any law or regulation of any governmental authority. The Company shall in no event be obliged to register any securities pursuant to the Securities Act or to take any other affirmative action in order to cause the issuance, transfer or delivery of shares of Stock acquired pursuant to this Agreement to comply with any law or regulation of any governmental authority.
SECTION 9.    Notice. Except as required in Section 3(g), every notice required pursuant to this Agreement shall be in writing and shall be delivered via certified mail or overnight courier to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided, provided that, unless and until some other address be so designated, all notices by the Grantee to the Company shall be mailed or delivered as herein provided to the Company at its principal executive office to the attention of the Senior Vice President – Human Resources of W. R. Berkley Corporation (and contemporaneously with a copy (which copy shall not itself constitute notice) via email to legalnotices@wrberkley.com), and all notices by the Company to the Grantee may be given to the Grantee personally or may be mailed or delivered as provided herein to Grantee at the Grantee’s last known address, as reflected in the Company’s records.
SECTION 10.    Changes in Capital Structure. The existence of this Agreement will not affect in any way the right or power of the Company or its stockholders to make or authorize any of the following:
(a)    any adjustments, recapitalization, reorganizations or other changes in the Company’s capital structure or its business;
(b)    any merger or consolidation of the Company;
(c)    any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, or any preferred stocks ahead of or affecting the Stock or the rights thereof or convertible into or exchangeable for Stock;
(d)    the dissolution or liquidation of the Company;
(e)    any sale or transfer of all or any part of its assets or business; or
(f)    any other corporate act or proceeding.
SECTION 11.    Other Share Issues. Except as expressly provided in the Plan, the issue by the Company of shares of stock of any class, or securities convertible into or exchangeable for shares of stock of any class, for cash, property or services, either upon direct sale or upon the exercise of options, rights or warrants, or upon conversion of shares or obligations of the Company convertible into such shares or other securities will not affect, and no adjustment by reason thereof will be made with respect to, the number of shares subject to this Agreement.
SECTION 12.    Withholding. At the time of vesting and/or settlement of the Restricted Stock Units, as appropriate, the Grantee is required to pay to the Company an amount sufficient to pay all federal, state and local withholding taxes applicable (including FICA taxes upon vesting), and the vesting and/or settlement of the Restricted Stock Units, and the Grantee’s right to vesting and/or settlement, as appropriate, shall be contingent upon such payment. Such payment to the Company may be effected through (a) payment by the recipient to the Company of the aggregate withholding taxes in cash or cash equivalents; (b) the Company’s withholding from the number of shares of Stock that would otherwise be delivered to the Grantee upon settlement of the Restricted Stock Units, a number of shares of Stock with an aggregate Fair Market Value on the Settlement Date equal to the aggregate amount of withholding taxes; or (c) any combination of these two methods.
SECTION 13.    Grantee’s Tax Considerations. The tax impact of the grant hereunder can be quite complex and will vary with each Grantee. It is recommended that each Grantee review such Grantee’s own tax situation and consult their tax advisor.
SECTION 14.    Waiver of Right to Trial by Jury. AS ALLOWED BY APPLICABLE LAW, BOTH PARTIES HEREBY WAIVE AND RELEASE ANY CLAIM UNDER FEDERAL, STATE OR LOCAL LAW THEY MAY HAVE HAD TO A JURY TRIAL IN CONNECTION WITH CLAIMS ARISING UNDER OR RELATED TO THIS AGREEMENT OR ANY ACTIONS TAKEN OR DETERMINATIONS MADE HEREUNDER.
SECTION 15.    No Right to Continued Service. This Agreement does not confer upon the Grantee any right to continue as an employee of or other service provider to the Company or any of its Affiliates, nor shall it interfere in any way with the right of the Company or any of its Affiliates to terminate Grantee’s employment or other service relationship at any time for any reason.
SECTION 16.    Notification to Subsequent Employer. Grantee shall notify any subsequent employer, prior to commencing employment, of the covenants and obligations in Sections 3(d), (e), (f) and (g) of this Agreement (as modified by Exhibit B to this Agreement, if and as applicable to the Grantee).
SECTION 17.    Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.
SECTION 18.    The Plan. The terms and provisions of the Plan are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall govern. If there is any inconsistency between this Agreement and Exhibit B, Exhibit B shall govern. The Grantee hereby acknowledges that he or she has received a copy of the Plan and understands and agrees to the terms thereof. This Agreement, together with the

Plan, constitutes the entire agreement by and between the parties hereto with respect to the Restricted Stock Units granted under this Agreement, and this Agreement and the Plan supersede all prior agreements, correspondence and understandings and all prior and contemporaneous oral agreements and understandings, among the parties hereto with respect to the Restricted Stock Units granted under this Agreement.
SECTION 19.    Jurisdiction Governing Law. This Agreement concerns the provision of Restricted Stock Units that provide a notional interest at the time of grant in shares of common stock of a Delaware corporation (W. R. Berkley Corporation) to further the long-term interests of the Delaware corporation. It is intended to apply in the same fashion to all grantees who are receiving such an interest in the same Delaware corporation pursuant to the same form of restricted stock unit agreement. Moreover, the Plan is governed by the laws of the State of Delaware without regard to the principles of conflicts of laws thereof. Unless otherwise provided in Exhibit B, this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof. The jurisdiction and venue for any dispute arising under, or any action brought to enforce or otherwise relating to, this Agreement will be exclusively in the courts of the State of Delaware, including the federal courts located in Delaware in the event federal jurisdiction exists. Grantee hereby irrevocably consents to the exclusive personal jurisdiction and venue of the federal and State courts of the State of Delaware for the resolution of any disputes arising out of, or relating to, this Agreement and irrevocably waives any claim or argument that the courts of the State of Delaware are an inconvenient or improper forum. In any action arising under or relating to this Agreement, the court (including, as applicable, any court as specified in Exhibit B) shall not have the authority to, and shall not, conduct a de novo review of any determination made by the Committee or the Company but is instead authorized to determine solely whether the determination was the result of fraud or bad faith.
SECTION 20.    Severability/Reformation. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect. If any provision of, or terms and conditions contained in, this Agreement is held to be invalid, void or unenforceable as to any jurisdiction, then (i) the court shall substitute a valid, enforceable provision that preserves, to the maximum lawful extent, the terms and intent of such provisions of this Agreement, and shall modify the Agreement so that the scope of the provision is reduced only to the minimum extent necessary to cause the modified provision to be valid, legal and enforceable, and (ii) the same shall not affect the remainder of the provisions or the enforceability thereof.
SECTION 21.    Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The counterparts of this Agreement may be executed by facsimile or other electronic signature by any of the parties to any party, and any electronic signatures appearing on this Agreement are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.

SECTION 22.    Protected Conduct. Nothing in this Agreement (a) with respect to an event that Grantee reasonably and in good faith believes at the time of reporting is a violation of law, prohibits Grantee from reporting such event in confidence to the relevant law-enforcement agency (such as the Securities and Exchange Commission or Department of Labor) or requires notice to or approval from the Company before reporting such event, (b) prohibits Grantee from cooperating in an investigation conducted by a government agency, or (c) prohibits Grantee from discussing or disclosing information about unlawful acts in the workplace as permitted under applicable law which Grantee reasonably and in good faith believes at the time of disclosure to be unlawful. Further, Grantee is hereby advised that under the Defend Trade Secrets Act of 2016 (DTSA), no individual will be held criminally or civilly liable under federal, state or local trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Also, the DTSA further provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret except pursuant to court order. To the extent that Grantee is covered by Section 7 of the National Labor Relations Act (NLRA) because Grantee is not in a supervisor or management role, nothing in this Agreement shall be construed to prohibit Grantee from using information Grantee acquires regarding the wages, benefits, or other terms and conditions of employment at the Company or its Affiliates for any purpose protected under the NLRA.
SECTION 23.    Definitions.
(a) “Affiliate” shall mean, with respect to any person or entity, any other person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity.
(b) “Agreement” has the meaning set forth in the Recitals.
(c) “Average Return on Equity” means the percentage equal to the product of four (4) times the result of (i) the sum of the Return on Equity for each quarter in the applicable Performance Period, divided by (ii) the number of quarters in the applicable Performance Period.
(d) “Cause” means “Cause” as defined in any active employment agreement between the Grantee and the Company or its Affiliates or, in the absence of any such definition, means the occurrence of any one of the following events: (i) fraud, personal dishonesty, embezzlement or acts of gross negligence or gross misconduct on the part of the Grantee in the course of his or her employment or services; (ii) the Grantee’s engagement in conduct that is materially injurious to the Company or its Affiliates; (iii) the Grantee’s conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to, (x) a felony or (y) any other criminal charge (other than minor traffic violations) which could reasonably be expected to have a material adverse impact on the Company’s or its Affiliates’ reputation or business; (iv) public or consistent drunkenness by the Grantee or his or her illegal use of narcotics which is, or could reasonably be expected to become, materially injurious to the reputation or business of the Company or its Affiliates or which impairs, or could reasonably be expected to impair, the performance of the Grantee’s duties to the Company or its Affiliates; (v) willful failure by the Grantee to follow the lawful directions of a superior officer; or (vi) the Grantee’s continued and material failure to fulfill his or her employment obligations to the Company or its Affiliates.
(e) “Client” shall mean any insured, agent, broker, producer or other intermediary to or through whom the Company or its Affiliates provides insurance or reinsurance or related services.
(f) “Committee” has the meaning set forth in Section 1.
(g) “Company” has the meaning set forth in the Recitals.
(h) “Code” has the meaning set forth in the Recitals.
(i) “Confidential Information” shall mean any information or a compilation of information, in any form (tangible or intangible), related to the business of the Company or its Affiliates that the Company or its Affiliates has not made known to the general public or authorized disclosure of to the general public, and that is not generally known to the public through proper means, including but not limited to:
(1) underwriting premiums or quotes, pricing models, formulas, projections, income and receipts, claims records and levels, renewals, proprietary policy wording and terms, underwriting guidelines, reinsurance terms and conditions, profit commissions, agreements and terms of any agency/broker relationships;
(2) operating unit or other business performance records, loss ratios, projections and forecasts;
(3) price sensitive information, business strategies including acquisition and divestiture plans;
(4) technical information, including computer programs, reports, interpretations, forecasts, corporate and business plans and accounts, business methods, models, analyses, financial details, projections and targets;
(5) remuneration and confidential personnel details concerning other Company or its Affiliates employees or contractors;
(6) planned products, planned services, marketing surveys, research reports, market share and pricing statistics, budgets, and planned and actual fee levels;

(7) computer passwords, the contents of any databases, tables, internal templates, know-how and training documents or materials;
(8) commissions, commission charges, pricing policies and all information about research and development and clients’ needs and agreements; and
(9) Clients’ or Prospective Clients’ names and contact information, non-public information about the nature of their business operations, their requirements for services supplied by or through the Company or its Affiliates and all confidential aspects of their relationship with the Company or its Affiliates, including the terms of any agreements with the Company or its Affiliates.
Grantee acknowledges that in the course of performing services for the Company or its Affiliates, the Grantee has had and will have access to Confidential Information. For the avoidance of doubt, Confidential Information does not include information about unlawful acts in the workplace (such as harassment or discrimination) that Grantee is permitted to disclose pursuant to applicable law, provided that Grantee has a good faith and reasonable belief at the time of such disclosure that such act is unlawful.
(j) “Covered Business Partner” shall mean any person, concern or entity (including, without limitation, any Client) as to which Grantee, or persons supervised by Grantee, had business-related contact or received, learned or had regular access to Confidential Information during the most recent two years of Grantee’s employment with the Company or its Affiliates or such shorter period of time as employed (the “Look Back Period”).
(k) “Disability” has the meaning set forth in Section 3(c).
(l) “Dividend Equivalent” has the meaning set forth in Section 5.
(m) “Dividend Equivalent Payment Date” has the meaning set forth in Section 5.
(n) “Good Reason” means “Good Reason” as defined in any active employment agreement between the Grantee and the Company or its Affiliates or, in the absence of any such definition, means the occurrence of any one of the following events, unless the Grantee agrees in writing that such event shall not constitute Good Reason: (i) a material reduction in the Grantee’s duties or responsibilities from those in effect immediately prior to a Change in Control; (ii) a material reduction in the Grantee’s base salary below the levels in effect immediately prior to a Change in Control; or (iii) relocation of the Grantee’s primary place of employment to a location more than fifty (50) miles from its location, and further from the Grantee’s primary residence, immediately prior to a Change in Control; provided, however, that with respect to any Good Reason termination, the Company will be given not less than thirty (30) days’ written notice by the Grantee (within sixty (60) days of the occurrence of the event constituting Good Reason) of the Grantee’s intention to terminate the Grantee’s employment for Good Reason, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Good Reason is based, and such termination shall be effective at the expiration of such thirty (30) day notice period only if the Company or its Affiliates has not fully cured such act or acts or failure or failures to act that give rise to Good Reason during such period. Further, notwithstanding any provision in this definition to the contrary, in order to constitute a termination for Good Reason, such termination must occur within six (6) months of the initial existence of the applicable condition.
(o) “Grantee” has the meaning set forth in the Recitals; provided that whenever the word “Grantee” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Restricted Stock Units may be transferred by will or by the laws of descent and distribution, the word “Grantee” shall be deemed to include such person or persons.
(p) “Look Back Period” has the meaning set forth in Section 23(g).
(q) “Misconduct” has the meaning set forth in Section 3(f).
(r) “Net Income” means consolidated net income from continuing operations of the Company as determined under U.S. Generally Accepted Accounting Principles without the application of the accounting for (i) unrealized gains and losses on equity securities pursuant to Financial Accounting Standards Board Accounting Standards Update 2016-01 (“ASU 2016-01”) and (ii) credit losses on financial instruments pursuant to Financial Accounting Standards Board Accounting Standards Update 2016-13 (“ASU 2016-13”).
(s) “Obligations” has the meaning set forth in Section 3(e).
(t) “Performance Period” means the Tranche 1 Performance Period, Tranche 2 Performance Period or Tranche 3 Performance Period, respectively.
(u) “Plan” has the meaning set forth in Section 1.
(v) “Prospective Client” shall mean any person, concern or entity (including, without limitation, any potential insured, agent, broker, producer or other intermediary) with whom or which the Committee determines Grantee knew or should have known that the Company or its Affiliates has been in negotiations during the Look Back Period to provide insurance or reinsurance or related services.
(w) “Relevant Period” has the meaning set forth in Section 3(d)(C).
(x) “Restricted Stock Units” has the meaning set forth in Section 1.
(y) “Return on Equity” means for a quarter, a fraction (expressed as percentage) equal to Net Income divided by the Stockholders’ Equity at the beginning of the calendar year for that quarter.

(z) “ROE Relative Performance” means the Average Return on Equity less the Treasury Note Rate of Return, expressed in basis points.
(aa) “ROE Relative Performance Vesting Percentage” means a function of the ROE Relative Performance during the applicable Performance Period, and shall be determined as follows:

ROE Relative Performance*	ROE Relative Performance Vesting Percentage (% of Target)*
Less than +500 basis points	0%
≥+500 basis points	80.0%
≥+633 basis points	90.0%
≥+766 basis points	100.0% (target)
≥+900 basis points	110.0%
* In the event that the ROE Relative Performance falls between any two values listed in the table above, the ROE Relative Performance Vesting Percentage shall be determined using a straight line interpolation between such two values. For the avoidance of doubt if the ROE Relative Performance is less than +500 basis points (i.e., the Average Return on Equity is less than 9.377%), the ROE Relative Vesting Percentage shall be 0% (i.e., no linear interpolation between 0% and 80%) and if the ROE Relative Performance is equal to or greater than +900 basis points (i.e., the Average Return on Equity is at least 13.377%), the ROE Relative Vesting Percentage shall be 110%.
(bb) “Settlement Date” has the meaning set forth in Section 4.
(cc) “Stock” has the meaning set forth in the Recitals.
(dd) “Stockholders’ Equity” means stockholders’ equity without the application of the accounting for (i) unrealized gains or losses on equity securities pursuant to ASU 2016-01 and (ii) credit losses on financial instruments pursuant to ASU 2016-13.
(ee) “Tranche 1 Performance Period” means the period commencing July 1, 2024 and ending on June 30, 2027.
(ff) “Tranche 2 Performance Period” means the period commencing July 1, 2025 and ending on June 30, 2028.
(gg) “Tranche 3 Performance Period” means the period commencing July 1, 2026 and ending on June 30, 2029.
(hh) “Treasury Note Rate of Return” means the five-year Treasury Note rate on June 28, 2024, which is 4.377%.

(ii) “Vesting Date” means the date on which the Tranche 1 Restricted Stock Units, Tranche 2 Restricted Stock Units, and Tranche 3 Restricted Stock Units, as applicable, vest hereunder.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
W. R. BERKLEY CORPORATION

Name: William R. Berkley
Title:     Executive Chairman

__________________________________
Grantee

RSU.L18.1 (Performance Based) (2024)

EXHIBIT A
TO THE RESTRICTED STOCK UNIT AGREEMENT DATED
AS OF _________ UNDER THE W. R. BERKLEY CORPORATION
2018 STOCK INCENTIVE PLAN

NAME OF GRANTEE: _____________________________________

TARGET NUMBER OF TRANCHE 1 RESTRICTED STOCK UNITS GRANTED TO GRANTEE: ___________

TARGET NUMBER OF TRANCHE 2 RESTRICTED STOCK UNITS GRANTED TO GRANTEE: ___________

TARGET NUMBER OF TRANCHE 3 RESTRICTED STOCK UNITS GRANTED TO GRANTEE: ___________

TOTAL TARGET NUMBER OF RESTRICTED STOCK UNITS GRANTED TO GRANTEE: ___________

By accepting the terms and conditions of the above restricted stock unit agreement, you expressly acknowledge that you have read and agree to all the terms and conditions set forth above.

If you decide to reject the terms and conditions of the grant, you will decline your right to receive the grant, and the grant of the Restricted Stock Units to you will be cancelled from its outset.

EXHIBIT B

JURISDICTION SPECIFIC MODIFICATIONS
I. States & Territories of the United States of America
A.     All States. The Grantee is advised to consult with an attorney prior to accepting the grant under this Agreement. The inclusion of state law references in this Exhibit B does not mean that this Agreement constitutes a non-competition agreement. The Obligations set forth in this Agreement are consideration for the benefits granted to the Grantee hereunder and are designed, among other things, to protect the Company’s business interests, including trade secrets, Confidential Information and relationships. Grantee has been provided a minimum of 14 days to review this Agreement before accepting its terms and conditions. This Agreement does not apply to the extent that Grantee is not compensated in an amount exceeding any applicable minimum wage threshold established by the state in which Grantee primarily resides and works or as otherwise required by law.
B.     California. For so long as Grantee is employed or resides in California: (i) no provision or requirement of this Agreement will be construed or interpreted in a manner contrary to the express public policy of the State of California; (ii) the Obligations in Sections 3(e)(i) and (ii) shall not apply after Termination of Grantee’s employment or provision of services to the Company or its Affiliates; (iii) Sections 3(e)(iv) and (v) shall be limited to situations where Grantee is aided in his or her conduct by Grantee’s use or disclosure of trade secrets (as defined by applicable law); (iv) the last sentence of Section (3)(g) shall not apply and the remainder of Section 3(g) shall apply; (v) Section 14 shall not apply; and (vi) the word “Delaware” shall be replaced with “California” in the fourth, fifth, and sixth sentences of Section 19.
C.    Colorado. For so long as Grantee primarily resides and works in Colorado and is subject to the laws of Colorado: (i) the Obligations in Sections 3(e)(i) and (ii) shall only apply post-employment to protect the Company’s trade secrets and if Grantee’s annualized earnings from the Company or its Affiliates at the time Grantee executes this Agreement and at the time Sections 3(e)(i) or (ii) are enforced exceed the greater of $123,750.00 per year or the threshold amount for highly compensated workers adjusted by the Colorado Division of Labor Standards and Statistics; (ii) the Obligations in Section 3(e)(iv) and (v) shall only apply post-employment to protect the Company’s trade secrets and if Grantee’s annualized earnings from the Company or its Affiliates at the time Grantee executes this Agreement and at the time Sections 3(e)(iv) or (v) are enforced exceed the greater of $74,250.00 per year or sixty percent of the threshold amount for highly compensated workers adjusted by the Colorado Division of Labor Standards and Statistics; and (iii) the definition of “Confidential Information” in Section 23(i) shall exclude information that arises from Grantee’s general training, knowledge, skill, or experience, whether gained on the job or otherwise.
D.    Illinois. For so long as Grantee primarily resides and works in Illinois and is subject to the laws of Illinois: (i) the Obligations in Sections 3(e)(i) and (ii) shall only apply post-employment if Grantee’s annualized earnings from the Company or its Affiliates at the time Grantee executes this Agreement exceed (a) $75,000.00 or (b) if Grantee executes this

Agreement after January 1, 2027, $80,000.00 per year; and (ii) if Grantee’s employment is terminated or furloughed as the result of business circumstances or governmental orders related to the COVID-19 pandemic or under circumstances that are similar to the COVID-19 pandemic, the Obligations in Sections 3(e)(i) and (ii) shall not apply unless the Company or its Affiliates compensates Grantee equivalent to Grantee’s base salary at the time of termination for the period of enforcement less compensation earned through subsequent employment during the period of enforcement. Grantee agrees that this Restricted Stock Unit grant is independent consideration for the Obligations.
E.    Massachusetts. For so long as Massachusetts General Laws Part I Title XXI Chapter 149 Section 24 L applies to the obligations of Grantee under this Agreement: (i) the Obligations in Sections 3(e)(i), (ii), (iv) and (v) shall only apply within any geographical area (x) where Grantee had responsibilities on behalf of the Company or its Affiliates or about which Grantee received Confidential Information during the Look Back Period and (y) in which the Company or its Affiliates is engaged in business; (ii) Sections 3(e)(i) and 3(e)(ii) are further limited to situations where Grantee is performing services that are the same as or similar in function or purpose to the services Grantee performed for the Company or its Affiliates during the Look Back Period and are not enforceable if the Grantee has been terminated without cause or laid off; (iii) the fourth, fifth, and sixth sentences of Section 19 are amended to replace “Delaware” with “Massachusetts”; and (iv) this Agreement is amended to add the following new Section 24:
SECTION 24. The Company and Grantee agree that the grant of the Restricted Stock Units to Grantee is fair and reasonable consideration for the obligations of Grantee in this Agreement. The Company and Grantee agree that the grant of the Restricted Stock Units is consideration for the Grantee’s compliance with the Obligations under Section 3(d) and Section 3(e)(i) and (ii) (as applicable) of this Agreement (as such Obligations are modified by Exhibit B hereto) during the duration of such Obligations. For the avoidance of doubt, Grantee has the right to consult with an attorney prior to accepting this grant. Grantee acknowledges that Grantee has been given at least ten business days to accept this grant.
F.    North Dakota. For so long as Grantee resides in and is subject to the laws of North Dakota: (i) no provision or requirement of this Agreement shall be construed or interpreted in a manner contrary to the express public policy of the State of North Dakota; (ii) the Obligations in Sections 3(e)(i) and (ii) shall not apply after Termination of Grantee’s employment or provision of services to the Company or its Affiliates; (iii) Sections 3(e)(iv) and (v) shall be limited to situations where Grantee is aided in his or her conduct by Grantee’s use or disclosure of trade secrets (as defined by applicable law); and (iv) the last sentence of Section (3)(g) shall not apply and the remainder of Section 3(g) shall apply.
G.    Oklahoma. For so long as Grantee resides in and is subject to the laws of Oklahoma: (i) the Obligations in Sections 3(e)(i) and (ii) shall not apply after Termination of Grantee’s employment or provision of services to the Company or its Affiliates, and (ii) “Covered Business Partner” means any individual, company, or business entity (including, without limitation, any Client) with which the Company or its Affiliates has transacted business within the most recent two years of Grantee’s employment with the Company or its Affiliates or such shorter period of time as employed (“Look Back Period”), and with which Grantee, or persons supervised by Grantee, had material business-related contact or about which Grantee had access to Confidential Information during the Look Back Period.
H.    Puerto Rico. For so long as Grantee primarily resides and works in the Commonwealth of Puerto Rico (“Puerto Rico”) and is subject to the laws of Puerto Rico: (i) the Obligations in Sections 3(e)(i) and (ii) shall only apply for the Relevant Period in any geographical area within Puerto Rico where Grantee had responsibilities on behalf of the Company or its Affiliates or where Grantee received or learned Confidential Information during the one-year period prior to the termination of employment; (ii) Sections 3(e)(i) and 3(e)(ii) are further limited to situations where Grantee is performing services that are the same as or similar in function or purpose to the services Grantee performed for the Company or its Affiliates, or that call for the application of the same or similar specialized knowledge or skills as those utilized by Grantee in the services Grantee provides to the Company or its Affiliates, during the one-year period prior to the termination of  Grantee’s employment with the Company or its Affiliates; (iii) Section 23(j) is amended to read as follows: “Covered Business Partner” shall mean any person, concern or entity (including, without limitation, any Client) with respect to whom Grantee did business on behalf of the Company or its Affiliates, who were personally served by Grantee, or as to which Grantee received or learned Confidential Information, in each case during the most recent two years of Grantee’s employment with the Company or its Affiliates or such shorter period of time as employed (the “Look Back Period”); and (iv) this Agreement is amended to add the following new Section 24:
“SECTION 24. The Company and Grantee agree that the grant of the Restricted Stock Units to Grantee is fair and reasonable consideration for the Obligations under Section 3(d) and Section 3(e) of this Agreement (as such Obligations are modified by Exhibit B hereto). Grantee acknowledges that Grantee has been advised that Grantee has the right to consult with an attorney prior to accepting this grant.”
I.    Virginia. For so long as Grantee primarily resides and works in Virginia and is subject to the laws of Virginia: (i) the Obligations in Sections 3(e)(i) and 3(e)(ii) shall only apply post-employment if Grantee’s average weekly earnings from the Company or its Affiliates over the 52 weeks immediately preceding the date of termination of Grantee’s employment exceeds the average weekly wage of the Commonwealth of Virginia as determined by the Virginia Employment Commission ($1,410 in 2024); and (ii) the Obligations in Sections 3(e)(iv) and 3(e)(v) shall not apply post-employment if Grantee does not initiate contact with or solicit a Covered Business Partner.
J.    Washington. For so long as Grantee primarily resides and works in Washington and is subject to the laws of Washington: (a) the Obligations in Sections 3(e)(i) and 3(e)(ii) shall only apply post-employment if Grantee’s annualized earnings from the Company or its Affiliates at the time Grantee executes this Agreement exceed $120,559.99 per year (adjusted annually in accordance with Section 5 of Washington HP 1450); (b) the Obligations in Sections 3(e)(i) and 3(e)(ii) shall not be enforced against Grantee if Grantee is terminated from employment without cause or if Grantee is laid off unless the Company or its Affiliates pays the Grantee during the one year period following Grantee’s Termination an amount equal to the Grantee’s base salary at the time of termination less any compensation earned by Grantee during such one year period; (c) the word “Delaware” shall be replaced with “Washington” in the fourth, fifth, and sixth sentences of Section 19; (d) Section 23(j) is amended to read as follows: “Covered Business Partner” shall mean any Client as to which Grantee, or persons supervised by Grantee, had business-related contact or received, learned or had regular access to Confidential Information; and (e) Section 23(p) is amended to read as follows: “Look Back Period” shall mean the most recent two years of Grantee’s employment with the Company or its Affiliates or such shorter period of time as employed. Grantee further understands that for the limited purposes of the application of Sections 3(e)(i) and 3(e)(ii), “cause” to terminate Grantee’s employment exists if Grantee has (i) committed, admitted committing, or pled guilty to a felony or crime involving moral turpitude, fraud, theft, misappropriation, or dishonesty, (ii) violated a material term of this Agreement or Company (or its Affiliates) policy, (iii) engaged in insubordination, or failed or refused to perform assigned duties of Grantee’s position despite reasonable opportunity to perform, (iv) failed to exercise reasonable care and diligence in the exercise of Grantee’s duties for the Company or its Affiliates, or (iv) engaged in conduct or omissions that Grantee knew, or should have known (with the exercise of reasonable care), would cause, or be likely to cause, harm to the Company or its Affiliates or its reputation in the business community. Grantee agrees that this Restricted Stock Unit grant is independent consideration for the Obligations.